EXHIBIT 10.5

CANCELLATION AGREEMENT

This Voluntary Cancellation Agreement (the "Agreement") is made effective as of December 9, 2008, by and between Sinclair Educational Archaeological Research Expeditions, Inc. ("SeaRex, Inc."), Vanessa E. Friedman ("Friedman), and James J. Sinclair ("Sinclair") (SeaRex, Inc., Friedman, and Sinclair herein collectively referred to as the "Sellers"), and Seafarer Exploration, Inc. (the "Buyer").

RECITALS

WHEREAS the Sellers and the Buyer entered into a Purchase and Sale Agreement on or about July 10, 2008 (the "Existing Agreement") pursuant to which the Sellers agreed to deliver to the Buyer proprietary historical and archival research for the DaVinci Project (the "Documents") in exchange for total consideration from the Buyer of two hundred and fifty thousand dollars ($250,000); and

WHEREAS the Sellers desire that the Buyer agrees to cancel the Existing Agreement and the Buyer is willing to do so pursuant to this Agreement.

NOW, THEREFORE in consideration of the premises and for good and other valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1.
Cancellation of Existing Agreement. The Existing Agreement is cancelled effective as of December 9, 2008 (the "Effective Date") without further obligation or liability to either the Sellers or the Buyer. The Sellers and the Buyer specifically acknowledge and agree that neither party owes any consideration or any fees of any kind to the other party in relation to the Existing Agreement.

2.	No Inducement. The Buyer has not induced the Sellers to enter into this Agreement.

3.	Previous Consideration. As of the Effective Date:

a.	The Buyer has paid the Sellers $10,000 towards the purchase price of the Documents; and
b.	The Sellers have not delivered the Documents to the Buyer.

4.
Complete Agreement. This Agreement contains the entire understanding between the parties to it and with respect to its subject matter and supersedes all prior and contemporaneous agreements, understandings, representations, inducements or conditions, express or implied, oral or written, except as set forth in this Agreement. This Agreement may not be modified, amended or supplemented other than by an agreement in writing executed by the Sellers and the Buyer.

5.	Miscellaneous. This Agreement may be signed in counterparts, including by facsimile, and all counterparts together with the body of this Agreement shall constitute a single, integrated agreement.

6.	Legal Matters. This Agreement shall be interpreted under and governed by the laws of the State of Florida,

IN WITNESS WHEREOF, the parties have caused this Agreement to he executed on the date stated on the first page of this Agreement in a manner appropriate for each.

Sellers:

/s/ Vanessa E Friedman
Vanessa E Friedman
President
SeaRex, Inc.

/s/ James J. Sinclair
By: James J. Sinclair
Vice President
SeaRex, Inc.

/s/ Vanessa E Friedman
Vanessa E Friedman, Personally

/s/  James J. Sinclair
James J. Sinclair, personally

Buyer:

/s/ Kyle Kennedy
Chief Executive Officer
Seafarer Exploration, Inc.